As filed with the Securities and Exchange Commission on March 30, 2023

Registration No. 333-262838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3873	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Ha-Tnufa St. Yokne’am Illit, 2066736 Israel Tel: +972.4.6185670	Mudra Wearable, Inc. 24A Trolley Square #2203 Wilmington, DE 19806
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard Berkenblit, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: 212.660.3000	Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th floor Tel-Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 2, or this Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-262838), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission, or the SEC, on September 12, 2022. The Registration Statement originally covered an offering, or the Offering, of (A) 3,750,000 units, or Units, each consisting of one ordinary share of the Company, NIS 0.01 par value per share, or Ordinary Shares, and two warrants to purchase one Ordinary Share each, or each, a Warrant (each with an initial exercise price of $4.00 per Ordinary Share and an exercise price of $2.00 following the Exercise Price Adjustment, as defined below), in a firm commitment underwritten offering, at a public offering price of $4.25 per Unit, (B) up to 562,500 additional Ordinary Shares and/or Warrants to purchase up to 1,125,000 Ordinary Shares, issuable to Aegis Capital Corp., the underwriter in the Offering, or the Underwriter, solely to cover over-allotments, if any, pursuant to its over-allotment option, which expired on October 27, 2022, and (C) warrants issued to the Underwriter to purchase up to 187,500 Ordinary Shares, at an exercise price of $5.31 per Ordinary Share, or the Underwriter’s Warrants. This Post-Effective Amendment is being filed to (i) update certain financial information contained in the Registration Statement, and (ii) cover the sale of Ordinary Shares issuable from time to time upon exercise of such Warrants and Underwriter’s Warrants that remain unexercised as of the date hereof, and include an updated prospectus related to the offering of Ordinary Shares and Ordinary Shares underlying the Warrants and Underwriter’s Warrants that were registered on the Registration Statement.

We refer to the Ordinary Shares, the Warrants, and the Ordinary Shares issued or issuable upon exercise of the Warrants, collectively, as the securities.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $2.00 for the Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $2.00, or the Exercise Price Adjustment.

The information included in this filing updates the Registration Statement and the prospectus contained therein, or the Prospectus. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2023

Wearable Devices Ltd.

This prospectus relates to the issuance of up to 8,772,500 ordinary shares, NIS 0.01 par value per share, or Ordinary Shares, of Wearable Devices Ltd., or the Company, upon the exercise of the following warrants, issued by us on September 15, 2022, as part of our initial public offering, or the IPO: (i) warrants, or the Warrants, to purchase up to 8,585,000 Ordinary Shares (including Warrants to purchase up to 1,125,000 Ordinary Shares issued following the partial exercise of the over-allotment option granted to Aegis Capital Corp., or the Underwriter, in connection with the IPO), which were exercisable at an initial exercise price of $4.00 per Ordinary Share (and an exercise price of $2.00 following the Exercise Price Adjustment, as defined below), and were exercisable immediately upon issuance and expire on September 15, 2027, and (ii) warrants, or the Underwriter’s Warrants, issued to the Underwriter to purchase up to 187,500 Ordinary Shares, which are exercisable at an exercise price of $5.31 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027.

We refer to the Ordinary Shares, the Warrants, and the Ordinary Shares issued or issuable upon exercise of the Warrants, collectively, as the securities. See “Description of Securities we are Offering” for more information.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $2.00 for the Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $2.00, or the Exercise Price Adjustment.

Our Ordinary Shares and Warrants are listed on the Nasdaq Capital Market, or Nasdaq, under the symbols “WLDS” and “WLDSW,” respectively. On March 29, 2023, the last reported sale price of our Ordinary Shares and Warrants on Nasdaq was $0.53 per share and $0.0985 per warrant, respectively. See “Description of Share Capital — Warrants” for additional information.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 and “Item 3. — Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022, or the 2022 Annual Report, incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the securities, and seeking offers to buy the securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities.

For investors outside of the United States: Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Wearable Devices” refer to Wearable Devices Ltd. “Mudra” is a registered trademark of Wearable Devices Ltd.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, and references to “dollars” or “$” mean U.S. dollars.

This prospectus, including the documents incorporated by reference, includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a growth company developing a non-invasive neural input interface in the form of a wearable wristband for controlling digital devices using subtle touchless finger movements. Since our technology was introduced to the market in 2014, we have been working with both business to business, or B2B, and business to consumer, or B2C, customers as part of our push-pull strategy. We are now in the transition phase from research and development to commercialization of our technology into B2B products. At the same time, we are in the final stage of manufacturing our first B2C consumer product, the “Mudra Band” wristband, an aftermarket accessory band for Apple Watch that allows seamless control across Apple ecosystem devices such as iPhone, Mac computer, AppleTV, and Pad, inter alia.

Our company’s vision is to create a world in which the user’s hand becomes a universal input device for touchlessly interacting with technology. We believe that our technology is setting the standard input interface for the Metaverse. According to an article “CES 2021: The Mudra Band and How Wearable Devices Defining the Future of Immersive Customer Experiences,” published in January 2021 by Futurum Research, the Mudra Band has the potential to bring a whole new level of accessibility and immersive experiences to the wearer of the device. Moreover, according to the article, what sets the Mudra Band apart from similar technology is its add-on approach to interface with existing commands, as opposed to fixing the technology into the controlled device. Further, we have generated insights based on dozens of feedbacks we have received for our technology and learned about the preferred methods of users to produce commands with multiple digital devices, and the Mudra Band incorporates those preferred methods. We intend to transform interaction and control of digital devices to be as natural and intuitive as real-life experiences. We imagine a future in which humans can share skills, thoughts, emotions, and movements with each other and with computers, using wearable interfaces and devices. We believe that neural-based interfaces will become as ubiquitous to interact with wearable computing and digital devices in the near future as the touchscreen is a universal input method for smartphones.

Combining our own proprietary sensors and AI (artificial intelligence) algorithms into a stylish wristband, our Mudra platform enables users to control digital devices through subtle finger movements and hand gestures, without physical touch or contact. These digital devices include consumer electronics, smart watches, smartphones, AR (augmented reality) glasses, VR (virtual reality) headsets, televisions, personal computers and laptop computers, drones, robots, etc.

Mudra Inspire, our B2B development kit product, started selling to B2B customers in 2018 as the first point of business engagement and contributed to our early-stage revenues. At CES 2021, the Mudra Band for Apple Watch, our flagship B2C product, won Innovation Award Honoree and the Best Wearable Award. The product is in its final stages of manufacturing.

Our early-stage revenues are composed of sales of our Mudra Inspire and from pilot transactions with several B2B customers. In 2022 and 2021, we had revenues of $45 thousand and $142 thousand, respectively, and comprehensive and net loss of $6.5 million and $2.6 million, respectively.

Over 100 companies have purchased our Mudra Inspire development kit, 30 of which are multinational technology companies. These companies are exploring various input and control use-cases for their products, ranging over multiple countries and industry sectors, including consumer electronics manufacturers, consumer electronics brands, electronic components manufacturers, IT (information technology) services and software development companies, industrial companies, and utility providers. Our objective with these companies is to commercialize the Mudra technology by licensing it for integration in the hardware and software of these companies’ products and services. We estimate that there will be a three-to-five-year period from the time we are first introduced to a customer to signing a licensing agreement. As of March 30, 2023, we have not signed a license agreement with any of these companies.

The core of our platform is Mudra, which means “gesture” in Sanskrit language. Mudra– our Surface Nerve Conductance, or SNC, technology and wristband—tracks neural signals on the user’s wrist skin surface, which our algorithms decipher to predict as gestures made by finger and hand movements. The interface binds each gesture with a specific digital function, allowing users to input commands without physical touch or contact. Mudra gestures are natural to perform, and gestures can be tailored per a user’s intent, desired function, and the controlled digital device. Mudra can detect multiple gesture types, including hand movements, finger movements, and fingertip pressure gradations. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry 4.0 solutions.

Recent Development Regarding Nasdaq Compliance

On November 25, 2022, we received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Price Requirement, because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until May 22, 2023, to regain compliance with the Minimum Bid Price Requirement. In the event we do not regain compliance with the Minimum Bid Price Requirement by May 22, 2023, we may be eligible for an additional 180-calendar day grace period. To qualify, we will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and will need to provide written notice to The Nasdaq Stock Market LLC of our intent to regain compliance with such requirement during such second compliance period.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the minimum bid price requirement, including initiating a reverse stock split. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, The Nasdaq Stock Market LLC will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal The Nasdaq Stock Market LLC’s determination to a hearings panel.

Our Growth Strategy

We intend to achieve a leading brand position for neural input technology, and to expand our operations to digital and wearable computers. Key elements of our growth strategy include:

●	Offer a broad range of platform devices. We believe everyone’s needs are unique, so we will offer our users a wide range of connected devices to interact and control in multiple styles, form factors, and price points, to allow people to find the devices that fit their lifestyles and goals. We believe that we can leverage the growing public acceptance and awareness of wearable neural technologies and the rising adoption of wearable devices to market multiple Mudra-based consumer products.

●	Introduce new features, use-cases, software applications, and services. We plan to continue introducing new features and services to increase user engagement and revenue. For example, we are investing in building a diverse user-gesture data bank, which will enable us to develop additional new gestures. It is our belief that the gestures should be natural for the user and tailored based on the use-case and controlled device, instead of a “one size fits all” approach which forces the user to learn new interactions. In addition to the control use-case, our Mudra technology and SNC sensor can be utilized in multiple monitoring use-cases where we can monitor neural and hand movements for digital health purposes, sport analytics performance, and Industry solutions. The platform serves multiple corporations, businesses and individuals in the form of customized mobile and computer applications with a broad range of business models that include hardware sales, licensing, and Software-as-a-Service, or SaaS model.

●	Integrate our Mudra technology into existing devices. We intend to leverage our strong relationships with multiple consumer electronics companies and brands to sign software and hardware licenses and royalty contracts to make ourselves a fundamental input component for all digital devices and platforms. We also believe our superior software and hardware integration ability to work with companies will enable us to sign agreements with leading global and smaller companies for consumer devices and industry use-cases.

●	Further penetrate the additional markets. We intend to increase our focus on building relationships with corporations in Industry 4.0, wellness and digital health, and sports analytics. Our main advantage is the ability to continuously and securely track the user’s engagement over lengthened periods of times and supply meaningful insights for employee performance and safety and the user’s physiology.

●	Expand brand awareness, global distribution and drive sales of our products and services. We intend to increase our marketing efforts to further expand global awareness of our brand and drive greater sales of our products and services. The international markets represent a significant growth opportunity for us, and we intend to expand sales of our products and services globally through select retailers and strategic partnerships.

●	Data monetization. Once we have a sufficiently large database, we intend to monetize data derived from a combination of gestures that authenticates a user, identification of patterns of daily behavior, and monitoring of metrics and identification. This will expand our offerings related to data and user behavior, which can open multiple new markets and opportunities.

Corporate Information

We are an Israeli corporation based in Yokne’am Illit, Israel and were incorporated in Israel in 2014 under the name Wearable Devices Ltd. Our principal executive offices are located at 5 Ha-Tnufa St., Yokne’am Illit, 2066736 Israel. Our telephone number in Israel is 972.4.6185670 Our website address is www.wearabledevices.co.il. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the U.S. Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market, or Nasdaq, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to the Ownership of Our Ordinary Shares.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Issuer	Wearable Devices Ltd.

Ordinary Shares currently issued and outstanding	15,218,845 Ordinary Shares

Ordinary Shares offered by us

Up to 8,772,500 Ordinary Shares issuable upon the exercise of (i) Warrants to purchase up to 8,585,000 Ordinary Shares (including Warrants to purchase up to 1,125,000 Ordinary Shares issued following the partial exercise of the over-allotment option granted to the Underwriter, in connection with the IPO), and (ii) Underwriter’s Warrants to purchase up to 187,500 Ordinary Shares.

Description of Warrants	Each Warrant has an exercise price of $4.00 per Ordinary Share, became exercisable immediately upon issuance and will expire on September 15, 2027. Subject to certain exemptions outlined in the Warrant, for a period until two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sell, enter into an agreement to sell and subsequently sells, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition that subsequently closes) any Ordinary Shares or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect, or a Dilutive Issuance, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the exercise price of the Warrants on the issuance date, or the Initial Exercise Price. On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the Warrants on the issuance date or (b) 100% of the lowest volume weighted average price per Ordinary Share occurring on any day between the initial exercise date of the Warrants and 90 calendar days following the issuance date of the Warrants. The lowest Reset Price is $2.00, which is 50% of the Initial Exercise Price. To better understand the terms of the Warrants, you should carefully read the “Description of Share Capital” section of this prospectus. You should also read the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part. The exercise price adjustments were offered to Warrant holders based on market conditions. On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $2.00 for the Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $2.00, or the Exercise Price Adjustment.

Underwriter’s Warrants	We issued to the Underwriter Underwriter’s Warrants to purchase up to 187,500 Ordinary Shares. The Underwriter’s Warrants have an exercise price of $5.31 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027.

Ordinary Shares to be issued and outstanding assuming exercise of and outstanding Warrants and Underwriter’s Warrants (1)	23,991,345 Ordinary Shares

Use of proceeds

We will receive up to approximately $17.2 million in net proceeds if all Warrants are exercised (assuming an exercise price of $2.00 per Ordinary Share following the Exercise Price Adjustment) and up to $996 thousand in net proceeds if all Underwriter’s Warrants are exercised.

We currently expect to use the net proceeds from the IPO and this offering for the following purposes:

●	approximately $1.95 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

●	approximately $2.4 million to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

●	approximately $3.3 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and User Experience, or UX;

●	approximately $2.1 million for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products;

●	$300,000 for a cash payment to Alpha Capital Anstalt, or Alpha, as compensation for their consent to the IPO;

●	$840,000 for repayment of a loan from L.I.A. Pure Capital Ltd., or Pure Capital; and

●	the remainder for working capital and general corporate purposes, including an aggregate of approximately $650 thousand payable to certain of our executive officers as bonuses as a result of completion of the IPO.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of the IPO and this offering.

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 6 of this prospectus, and “Item 3. — Key Information — D. Risk Factors” in our 2022 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares and Warrants.

Nasdaq symbol:	Our Ordinary Shares and Warrants are listed on the Nasdaq under the symbols “WLDS” and “WLDSW,” respectively. We do not intend to apply for listing of the Underwriter’s Warrants on any securities exchange or other nationally recognized trading system.

(1)	Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after this offering is based on 15,218,845 Ordinary Shares outstanding as of March 30, 2023. This number excludes:

●	1,247,689 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our share incentive plan, at a weighted average exercise price of $0.55, of which 994,078 were vested as of March 30, 2023;

●	22,205 Ordinary Shares issuable upon the exercise of warrants issued to a consultant, at an exercise price of $2.25, which are all vested as of March 30, 2023, and additional 23,640 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $4.23 per Ordinary Share;

●	15,760 Ordinary Shares issuable upon the exercise of warrants issued in connection with certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs, at an exercise price of $6.35 per Ordinary Share;

●	636,998 Ordinary Shares reserved for future issuance under our 2015 Share Option Plan, or the 2015 Plan; and

●	671,687 Ordinary Shares issuable upon the exercise of warrants issued to certain investors in April 2021 pursuant to their share purchase agreements with us, at an exercise price of $5.29 per Ordinary Share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth under the caption “Item 3. Key Information — D. Risk Factors” in our 2022 Annual Report, which is incorporated by reference in this prospectus, or any updates in our Reports of Foreign Private Issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, including in our 2022 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	SNC becoming the industry standard input method for wearable computing and consumer electronics;

●	our ability to maintain and expand our existing customer base;

●	our ability to maintain and expand compatibility of our devices with a broad range of mobile devices and operating systems;

●	our ability to maintain our business models;

●	our ability to correctly predict the market growth;

●	our ability to remediate material weaknesses in our internal control over financial reporting;

●	our ability to retain our founders;

●	our ability to maintain, protect, and enhance our intellectual property;

●	our ability to raise capital through the issuance of additional securities;

●	the impact of COVID-19 and resulting government actions on us;

●	the impact of competition and new technologies;

●	general market, political and economic conditions in the countries in which we operate;

●	projected capital expenditures and liquidity;

●	changes in our strategy;

●	litigation; and

●	those factors referred to in “Item 3. Key Information — D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” of our 2022 Annual Report as well other factors in the 2022 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated herein by reference. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares and Warrants are listed on Nasdaq under the symbols “WLDS” and “WLDSW,” respectively. All of our Ordinary Shares have the same rights and privileges. See “Description of Share Capital.”

USE OF PROCEEDS

We will receive up to approximately $17.2 million in net proceeds if all Warrants are exercised (assuming an exercise price of $2.00 per Ordinary Share following the Exercise Price Adjustment) and up to $996 thousand if all Underwriter’s Warrants are exercised.

We currently expect to use the net proceeds from the IPO and this offering for the following purposes:

●	approximately $1.95 million to manufacture the Mudra Band for Apple Watch product, which includes the purchase of components, manufacturing of components, and assembly of the product;

●	approximately $2.4 million to market the Mudra Band for Apple Watch and to market additional future consumer products of our B2C product line;

●	approximately $3.3 million for the continued research and development of our Mudra technology, including the research and development of the Mudra XR wristband, and additional neural signals architecture, algorithms and User Experience, or UX;

●	approximately $2.1 million for sales and support of our B2B customers, and for the integration and licensing our Mudra technology into our B2B customers’ products;

●	$300,000 for a cash payment to Alpha, as compensation for their consent to the IPO;

●	$840,000 for repayment of a loan from L.I.A. Pure Capital Ltd., or Pure Capital; and

●	the remainder for working capital and general corporate purposes, including an aggregate of approximately $650 thousand payable to certain of our executive officers as bonuses as a result of completion of the IPO.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from the IPO and this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from the IPO and this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from the IPO and this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2022:

●	on an actual basis;

●

on a pro forma basis to give effect to the issuance of 169,125 Ordinary Shares issued to Alpha and certain other investors on February 16, 2023 under their April 2021 share purchase agreements with us following the Exercise Price Adjustment.

●	on a pro forma as adjusted basis to give effect to the issuance of: (i) up to 8,585,000 Ordinary Shares issuable upon the exercise of the Warrants, for aggregate net proceeds of $17.2 million (assuming an exercise price of $2.00 per Ordinary Share following the Exercise Price Adjustment); and (ii) up to 187,500 Ordinary Shares issuable upon the exercise of the Underwriter’s Warrants, for aggregate net proceeds of $996 thousand.

You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2022 Annual Report, incorporated by reference herein.

	As of December 31, 2022
U.S. dollars in thousands	Actual	Pro Forma*	Pro Forma As Adjusted*
Cash	10,373	10,373	28,539
Long term debt	94	94	94
Shareholders’ equity:
Share capital	43	44	70
Additional paid in capital	23,346	23,498	41,638
Accumulated losses	(13,409)	(13,562)	(13,562)
Total shareholders’ equity	9,980	9,980	28,146
Total capitalization	9,980	9,980	28,146

*Unaudited

The number of Ordinary Shares held by existing shareholders is based on 15,049,720 Ordinary Shares outstanding as of December 31, 2022, and excludes as of such date:

●	1,247,689 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our share incentive plan, at a weighted average exercise price of $0.55, of which 994,078 were vested as of March 30, 2023;

●	22,205 Ordinary Shares issuable upon the exercise of warrants issued to a consultant at an exercise price of $2.25, which are all vested as of March 30, and additional 23,640 Ordinary Shares issuable upon the exercise of warrants issued to an advisor, at an exercise price of $4.23 per Ordinary Share;

●	15,760 Ordinary Shares issuable upon the exercise of warrants, at an exercise price of $6.35 per Ordinary Share, issued in connection with certain equity investment agreements, which we refer to as Simple Agreements for Future Equity, or SAFEs;

●	636,998 Ordinary Shares reserved for future issuance under the 2015 Plan;

●	671,687 Ordinary Shares issuable upon the exercise of warrants issued to certain investors in April 2021 pursuant to their share purchase agreements with us, at an exercise price of $5.29 per Ordinary Share;

●	169,125 Ordinary Shares issued to Alpha and certain other investors on February 16, 2023 under their April 2021 share purchase agreements with us following the Exercise Price Adjustment.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the Warrants and the pro forma as adjusted net tangible book value per Ordinary Share after exercise of all the Warrants.

On December 31, 2022, we had a negative net tangible book value of $10.0 million corresponding to a net tangible book value of $0.66 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 15,049,720, the total number of Ordinary Shares issued and outstanding on December 31, 2022.

Our pro forma net tangible book value as of December 31, 2022 was approximately $10.0 million, representing approximately $0.65 per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 15,218,845 the total number of Ordinary Shares issued and outstanding at December 31, 2022, after giving effect to the issuance of 169,125 Ordinary Shares issued to Alpha and certain other investors on February 16, 2023 under their April 2021 share purchase agreements with us following the Exercise Price Adjustment.

After giving effect to the issuance of up to 8,585,000 Ordinary Shares issued upon the exercise of the Warrants, for aggregate net proceeds of $17.2 million (assuming an exercise price of $2.00 per Ordinary Share following the Exercise Price Adjustment), and the exercise of the Underwriter’s Warrants, our pro forma as adjusted net tangible book value estimated at December 31, 2022 would have been approximately $28.1 million, representing $1.17 per Ordinary Share. This represents an immediate increase in historical net tangible book value of $0.52 per Ordinary Share to existing shareholders and an immediate average dilution in net tangible book value of $0.90 per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the average price per Ordinary Share paid by these purchasers and net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to investors in this offering:

Exercise price per Warrant	$2.00
Exercise price per Underwriter’s Warrant	$5.31
Pro Forma net tangible book value per Ordinary Share as of December 31, 2022	$0.65
Increase in net tangible book value per Ordinary Share attributable to new investors	$0.52
Pro Forma as adjusted net tangible book value per Ordinary Share after this offering	$1.17
Dilution per Ordinary Share to new investors	$0.90
Percentage of dilution in net tangible book value per Ordinary Share for new investors	43.3%

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Wearable Devices Ltd., or the Company, and the provisions of our articles of association and Israeli law are summaries, do not purport to be complete and is qualified in its entirety by reference to our articles of association, Israeli law and any other documents referenced.

Type and class of securities

Ordinary Shares

As of March 30, 2023, our authorized share capital consists of 50,000,000 Ordinary Shares, NIS 0.01 par value per share, of which 15,218,845 Ordinary Shares were issued and outstanding as of such date.

All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our Ordinary Shares and warrants have been listed on the Nasdaq Capital Market under the symbol “WLDS” and “WLDSW,” respectively, since September 13, 2022.

Warrants and Options

As of March 30, 2023, we have issued and outstanding Warrants to purchase an aggregate of 8,585,000 Ordinary Shares, with exercise price of $2.00 per Ordinary Share. The Warrants were issued as part of our IPO and have been listed on the Nasdaq Capital Market under the symbol “WLDSW” since September 13, 2022.

As of March 30, 2023, we have 1,247,689 Ordinary Shares issuable upon the exercise of outstanding options to certain employees, directors and consultants, under our 2015 Share Option Plan. Additional 636,998 Ordinary Shares are reserved for future issuance under our 2015 Share Option Plan.

Articles of Association

Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Israeli Companies Law 5759-1999, or the Companies Law, or under our articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our articles of association, our directors are elected by the general meeting and, unless appointed for a shorter term, serve in office until the third annual general meeting after the general meeting in which such director was appointed, in which such later annual general meeting the directors will be brought for re-election or replacement.

In each annual general meeting, only one director whose service term lapsed will be deemed retired and brought for re-election, and all other directors whose service term lapsed shall be deemed to have been re-elected for a term until the next annual general meeting. The director to be deemed and to be re-elected is the director that served the longest period since its appointment or last re-election. If more than one director served the longest time, the board of directors will decide which of such directors will be brought for re-election at the relevant general meeting.

Annual and Special Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings whenever it sees fit and upon the request of: (a) any two of our directors or such number of directors equal to one quarter of the directors then at office; and/or (b) one or more shareholders holding, in the aggregate, (i) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (ii) 5% or more of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	the exercise of our board of directors’ powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors (other than with respect to circumstances specified in our articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital; and

●	a merger (as such term is defined in the Companies Law).

Notices

The Companies Law require that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our articles of association provide that resolutions amending provisions of the articles of association related to the staggered board of directors and the composition of the board of directors, as well as a resolution to dismiss a director, will require an affirmative vote of 70% of the voting power represented at a general meeting and voting thereon. Other than that, and unless otherwise required under the Companies Law and our articles, all resolutions of the Company’s shareholders require a simple majority vote. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities in our articles of association. In certain circumstances the Warrants have restrictions upon the exercise of such warrants if such exercise would result in the holders thereof owning more than 4.99% or 9.99% of our Ordinary Shares upon such exercise, as further described below.

Provisions Restricting Change in Control of Our Company

Our articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of the Company’s board of directors. Other than that, there are no specific provisions of our articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us. However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The term “Special Majority” hereof will be defined as described in section 275(a)(3) of the Companies Law as:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have personal interest in the merger (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the merger, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;
●	cancel any registered share capital which have not been taken or agreed to be taken by any person;
●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;
●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and
●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Exclusive Forum

Our articles of association provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Act and that any person or entity purchasing or otherwise acquiring any interest in any security of the Company, shall be deemed to have notice of and consented to this exclusive forum provision.

Staggered Board

Our articles of association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

Warrants

The following summary of certain terms and provisions of the Warrants and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and VStock Transfer, LLC, as warrant agent, and the form of Warrant, both of which are filed as exhibits to the 2022 Annual Report.

Exercisability

The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice and, at any time a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of Ordinary Shares purchased upon such exercise. If a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not effective or available the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Ordinary Shares determined according to the formula set forth in the Warrant. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to the Company.

Exercise Price

The exercise price per whole Ordinary Share purchasable upon exercise of the Warrants $4.00 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Ordinary Shares and also upon any distributions of assets, including cash, stock or other property to our shareholders. Subject to certain exemptions outlined in the Warrant, for a period until two years from the date of issuance of the Warrant, if the Company shall sell, enter into an agreement to sell and subsequently sells, or grant any option to purchase, or sell, enter into an agreement to sell and subsequently sells, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition the subsequently closes) any Ordinary Shares or convertible security, at an effective price per share less than the exercise price of the Warrant then in effect, the exercise price of the Warrant shall be reduced to equal the effective price per share in such Dilutive Issuance; provided, however, that in no event shall the exercise price of the Warrant be reduced to an exercise price lower than 50% of the Initial Exercise Price. On the date that is 90 calendar days immediately following the initial issuance date of the Warrants, the exercise price of the Warrants will adjust to be equal to the Reset Price, provided that such value is less than the exercise price in effect on that date. The Reset Price is equal to the greater of (a) 50% of the Initial Exercise Price of the Warrants on the issuance date or (b) 100% of the lowest volume weighted average price per Ordinary Share occurring on any day between the initial exercise date of the Warrants and 90 calendar days following the issuance date of the Warrants. The lowest Reset Price is $2.00, which is 50% of the Initial Exercise Price.

On September 20, 2022, the Company’s volume weighted average stock price was less than the exercise floor of $2.00 for the Warrants. Accordingly, effective after the closing of trading on December 14, 2022 (the 90th calendar day immediately following the issuance date of the Warrants), the Warrants were adjusted pursuant to their terms, including, but not limited to, to adjust the exercise price of the Warrants to $2.00.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without the Company’s consent.

Warrant Agent

The Warrants were issued in registered form under a warrant agent agreement between VStock Transfer, LLC, as warrant agent, and the Company. The Warrants were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of the Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the Company’s outstanding Ordinary Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by the Company’s outstanding Ordinary Shares, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction without regard to any limitations on exercised contained in the Warrants. The holders of the Warrants may also require the Company or any successor entity to purchase the Warrants from the holders by paying to the holder an amount in cash (or other types or form of consideration in special circumstances listed in the Warrant) equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of the fundamental transaction.

Home Country Practice

For so long as any of the Warrants remains outstanding, the Company will elect to follow home country practice in lieu of any rules and regulations of the trading market that would limit the Company’s ability to effect the provisions of the Warrants, including but not limited to shareholder approval rules related to the issuance of securities or adjustment of terms of this Warrant for the benefit of warrant holders.

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of the Company’s Ordinary Shares, the holder of a Warrant does not have the rights or privileges of a holder of the Company’s Ordinary Shares, including any voting rights, until the holder exercises the Warrant.

Governing Law

The Warrants and the warrant agent agreement are governed by New York law.

Underwriter’s Warrants

The following summary of certain terms and provisions of the Underwriter’s Warrant, is subject to, and qualified in its entirety by, the provisions of the form of Underwriter’s Warrant which was filed as an exhibit to the 2022 Annual Report.

As part of our IPO on the Nasdaq Capital Market, we issued the Underwriter’s warrant to the underwriter. The Underwriter’s Warrants are exercisable at $5.31 per Ordinary Share, became exercisable beginning on March 12, 2023 and will expire on September 12, 2027. The Underwriter’s Warrants have been deemed compensation by FINRA and were therefore subject to a six-month lock-up pursuant to Rule 5110 of FINRA. Furthermore, such Underwriter’s Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the ordinary shares underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis and have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

PLAN OF DISTRIBUTION

This prospectus relates to the issuance of up to 8,772,500 Ordinary Shares upon the exercise of the following warrants, issued by us on September 15, 2022 as part of our IPO: (i) Warrants to purchase up to 8,585,000 Ordinary Shares (including Warrants to purchase up to 1,125,000 Ordinary Shares issued following the partial exercise of the over-allotment option granted to the Underwriter, in connection with the IPO) , and (ii) Underwriter’s Warrants issued to the Underwriter to purchase up to 187,500 Ordinary Shares. The ongoing offer and sale by us of the Ordinary Shares issuable upon exercise of the Warrants and Underwriter’s is being made pursuant to this prospectus.

We will deliver Ordinary Shares upon exercise of the Warrants and Underwriter’s Warrants. We will not issue fractional Ordinary Shares. Each Warrant contains instructions for the exercise of such Warrant. In order to exercise a Warrant, the holder must deliver the information required by the applicable warrant agreement, along with payment of the exercise price, if the exercise price is being paid in cash, for the Ordinary Shares to be purchased. We will then deliver our Ordinary Shares in the manner described in the applicable warrant agreement.

Aegis Capital Corp., or Aegis, acted as the sole book-running manager of the IPO. Under the terms of an underwriting agreement we entered with Aegis dated September 12, 2022, we granted Aegis an option to purchase from us, at the public offering price, less the underwriting discounts and commissions, up to 562,500 additional Ordinary Shares and/or up to 1,125,000 over-allotment Warrants, which expired on October 27, 2022, to cover over-allotments, if any. On September 13, 2022, the Underwriter partially exercised the over-allotment option with respect to Warrants to purchase up to 1,125,000 Ordinary Shares.

As additional compensation to Aegis, we issued to Aegis Underwriter’s Warrants to purchase up to 187,500 Ordinary Shares (5.0% of the number of Ordinary Shares issued in the IPO), at an exercise price per share equal to $5.31 (125.0% of the IPO price). The Underwriter’s Warrants and the underlying Ordinary Shares will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter’s Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110.

The Underwriter’s Warrants became exercisable from the date that is six months from the commencement of the sales of the offering, or March 12, 2023, and will expire four years and six months after such date, or September 12, 2027, in compliance with FINRA Rule 5110(g)(8)(A). Furthermore, such Underwriter’s Warrants shall be exercisable on a cash basis, provided that if a registration statement registering the ordinary shares underlying the Underwriter’s Warrants is not effective, the Underwriter’s Warrants may be exercised on a cashless basis and have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Right of First Refusal

If, for the period ending eighteen (18) months from the closing of the offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If Aegis or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature.

Indemnification

We have agreed to indemnify Aegis, its affiliates, and each person controlling Aegis against any losses, claims, damages, judgments, assessments, costs, and other liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of the IPO undertaken in good faith.

Other Relationships

Aegis may in the future provide us and our affiliates with such services.

In connection with our IPO, we entered into an underwriting agreement with Aegis pursuant to which we paid Aegis an aggregate of $1,275,000 in commissions and non-accountable expenses. In addition, we issued Aegis warrants to purchase five percent (5%) of the Ordinary Shares issued in the IPO at an exercise price per share equal to 125% of the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

Set forth below is an itemization of the total expenses, incurred and paid in connection with the offer and sale of our securities by us pursuant to the IPO and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$8,462.30
Nasdaq listing fee	$75,000.00
FINRA filing fee	$14,193.05
Transfer agent fees and expenses	$3,000.00
Directors and officers insurance	$495,000.00
Printer fees and expenses	$20,000.00
Legal fees and expenses	$650,000.00
Accounting and professional fees and expenses	$422,000.00
Miscellaneous	$58,000.00
Total	$1,745,655.35

LEGAL MATTERS

Certain legal matters concerning the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the three-year period then ended incorporated by reference in this prospectus have been incorporated in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel Aviv (Har-Even & Co.), that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●

the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;
●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;
●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
●

the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;
●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the IPO. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.wearabledevices.co.il. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

This prospectus incorporates by reference the documents listed below:

(1)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023; and

(2)	The description of our securities contained in our Registration Statement on Form 8-A filed with the SEC on September 9, 2022, including any amendments and reports filed for the purpose of updating such description.

In addition, all subsequent annual reports on Form 20-F filed prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 5 Ha-Tnufa Street, Yokne’am Illit, 2066736, Israel, Attention: Chief Financial Officer.

Wearable Devices Ltd.

PROSPECTUS

               , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-2999, or Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court; (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceeding of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

The Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with all members of our senior management. Each such indemnification agreement shall provide the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any office holder from liability to us for damages caused to the company as a result of a breach of his or her duty of care, but prohibit an exculpation from liability arising from a company’s transaction in which our controlling shareholder or officer has a personal interest. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since March 2020, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.  The conversions described below were exempt from registration under Securities Act in reliance on Section 3(a)(9) of the Securities Act.

In April 2021, the Company converted all of the above convertible securities into an aggregate of 3,081,102 ordinary shares, NIS 0.01 par value per share, or the Ordinary Shares.

In April 2021, we issued to a group of investors 1,343,374 Ordinary Shares and warrants to purchase 671,687 Ordinary Shares, at an exercise price of 125% of the per share purchase price in an initial public offering, for a total consideration of $3.025 million. Prior to the issuance, (i) we converted each one of our issued and outstanding ordinary A shares into one Ordinary Share; (ii) reclassified our authorized share capital of 2,000,000 ordinary A shares into 2,000,000 Ordinary Shares; (iii) increased our authorized share capital by 10,000,000 Ordinary Shares; and (iv) increased the number of Ordinary Shares under our 2015 Share Option Plan, or the 2015 Plan, by an additional 200,000 Ordinary Shares.

In November 2021, we issued warrants to purchase up to 22,205 Ordinary Shares, issued to a consultant, at an exercise price of $2.25 per share to a consultant, which all are vested as of March 30, 2023. In September 2022, we issued warrants to purchase up to 23,640 Ordinary Shares, issued to an advisor, at an exercise price of $4.23 per Ordinary Share.

In January 2022, we began entering into certain simple agreements for future equity, or the SAFEs, for aggregate proceeds of up to $3 million, of which we received $500 thousand under the SAFEs. Any amounts received under the SAFEs we enter into will be automatically converted into our Ordinary Shares in the event we close an Equity Financing (as defined hereinafter) at a discount of 20% from the per share purchase price in such Equity Financing. An Equity Financing is a transaction or series of transactions with the principal purpose of raising capital in an aggregate amount of at least $5,000,000, excluding all outstanding (i) SAFEs, and (ii) other convertible securities (if any), pursuant to which we issue and sell Ordinary Shares at a fixed pre-money valuation. In case of an initial public offering or a Change of Control transaction (as defined hereinafter), the SAFE amount shall, at the election of the investor thereunder, either (i) convert into our Ordinary Shares at a discount of 20% from the per share price at such event, or (ii) be repaid to the investor (subject to adjustments in case there are insufficient funds for such repayment to all SAFE investors) at the closing thereof. The conversion of the SAFE amounts into the Ordinary Shares in case of an initial public offering, is also subject to certain lock-up periods and other restrictions on transfer. In the event of a dissolution event (e.g., a voluntary or involuntary termination of operations, dissolution or our winding-up), the SAFE amount shall be repaid to the investors prior to or concurrently with the consummation of such an event. In addition, we agreed to issue to each SAFE investor a warrant to purchase our Ordinary Shares with an exercise price equal to 150% of the public offering price in such offering for an aggregate amount of up to 25% of such investor’s SAFE amount. The warrants shall be exercisable until the earlier of: (i) eighteen (18) months from January 2022; or (ii) in a Change of Control event, which generally covers (a) transaction in which any person or group becomes the beneficial owner, directly or indirectly, of more than 50% of our outstanding voting securities with the right to vote for the election of members of our board of directors, or (b) any reorganization, merger or our consolidation, or (c) a sale, lease or other disposition of all or substantially all of our assets. Following the consummation of our IPO, $100 thousand received under the SAFEs were  repaid in cash and $400 thousand were converted into 118,204 Ordinary Shares, based on the IPO price of $4.23 per Ordinary Share.

In February 2023, we issued a total of 169,125 Ordinary Shares to Alpha Capital Anstalt, or Alpha, and certain other investors pursuant to the terms of their April 2021 share purchase agreements with us, as amended by the June 2022 written consent with Alpha.

Since March 2020, we have granted to our directors, consultants and service providers, officers, and employees options to purchase an aggregate of 654,090 Ordinary Shares under our 2015 Plan, with an exercise prices ranging between $0.003 and $2.251 per share. As of March 30, 2023, 372,771 options granted to directors, officers and employees were exercised, and 128,163 options forfeited, such that the total outstanding amount of options to directors, officers and employees as of March 30, 2023 is 1,247,689.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement by and among Wearable Devices Ltd. and the underwriters named therein (filed as Exhibit 1.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
3.1*	Amended and Restated Articles of Association of Wearable Devices Ltd.
4.1*	Form of Representative’s Warrant.
4.2*	Form of Warrant Agent Agreement.
4.3	Form of Warrant (filed as Exhibit 4.1 to Form 6-K (File No. 001-41502) filed on September 22, 2022 and incorporated herein by reference).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to Wearable Devices Ltd.
5.2*	Opinion of Sullivan & Worcester LLP, U.S counsel to Wearable Devices Ltd.
10.1*	Form of Indemnification Agreement.
10.2*	Wearable Devices Ltd. 2015 Share Option Plan.
10.3*	Share Purchase Agreement, dated April 22, 2021, by and between Wearable Devices Ltd. and Alpha Capital Anstalt.
10.4* #	Agreement, dated July 16, 2020, by and between Wearable Devices Ltd. and the Israeli Innovation Authority.
10.5*	Compensation Policy.
10.6*	Senior Credit Facility Agreement, dated July 4, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd.
10.7*	Consent of Alpha Capital Anstalt, dated June 27, 2022.
10.8*	First Addendum to Senior Agreement, dated July 19, 2022, by and between Wearable Devices Ltd. and L.I.A. Pure Capital Ltd.
21.1*	Subsidiaries of Wearable Devices Ltd.
23.1**	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO member firm, an independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1)
23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2)
24.1*	Power of Attorney.
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith
#	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on March 30, 2023.

WEARABLE DEVICES LTD.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Asher Dahan	Chief Executive Officer, Director	March 30, 2023
Asher Dahan	(Principal Executive Officer)

/s/ Alon Mualem	Chief Financial Officer	March 30, 2023
Alon Mualem	(Principal Financial and Accounting Officer)

*	Director	March 30, 2023
Eli Bachar

*	Director	March 30, 2023
Yaacov Goldman

*	Director	March 30, 2023
Ilana Lurie

*	Director	March 30, 2023
Guy Wagner

*By:	/s/ Asher Dahan	March 30, 2023
Name:	Asher Dahan
Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Mudra Wearable, Inc., the duly authorized representative in the United States of Wearable Devices Ltd., has signed this registration statement on March 30, 2023.

/s/ Mudra Wearable, Inc.
Mudra Wearable, Inc.